Exhibit 99.1

Allied Motion Reports Record Results for the Quarter Ended June 30, 2014

AMHERST, N.Y.--(BUSINESS WIRE)--August 13, 2014--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced net income increased 229% to $2,693,000 or $0.29 per diluted share for the quarter ended June 30, 2014 compared to $819,000 or $0.09 per diluted share for the quarter ended June 30, 2013. Revenues for the quarter increased 145% to $62,069,000 compared to $25,352,000 last year with sales to U.S. customers up 191% and foreign sales up 91%. Cash at June 30, 2014 increased to $10,988,000 compared to $10,171,000 at December 31, 2013.

Bookings for the quarter ended June 30, 2014 were $63.5 million compared to $23.5 million for the first quarter of 2013. Backlog as of June 30, 2014 was $80.8 million compared to $26.9 million as of June 30, 2013, a 201% increase over the prior year.

“We are very pleased with the record results for the second quarter 2014 as they continue to validate our previous comments that we expect our revenues for 2014 to more than double relative to Allied’s 2013 pre-acquisition revenues and for the Globe acquisition to be accretive to earnings,” commented Dick Warzala, Chairman and CEO of Allied Motion. “When comparing the pro forma results of Allied and Globe for the six months ended June 30, 2013 to the actual results of Allied and Globe for the same period of 2014, our revenues increased from a pro forma of $104.1M in 2013 to $122.5M in 2014 and our earnings per share increased from a pro forma of $0.43/share in 2013 to $0.53/share in 2014. Also, on a year to date basis, we experienced growth in our served markets of Medical, Vehicle and Aerospace and Defense, while our Industrial and Electronics markets were flat. The Allied/Globe integration process, in which we have focused primarily on leveraging growth opportunities for the combined entity, is proceeding well. In September of 2014, we will take the process to the next level when we update our long term strategy and establish the goals and objectives for our company for the next three to five years. While we consider 2014 to be a transformative year for Allied Motion, our long term success will be further enhanced by leveraging the capabilities of both companies to design innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of our customers in our served market segments.”

During the six months ended June 30, 2014, the Company achieved net income of $4,841,000 or $.53 per diluted share compared to net income of $1,779,000 or $.20 per diluted share for the same six months last year. Revenues increased 143% to $122,504,000 compared to $50,495,000 last year with sales to U.S. customers up 195% and foreign sales up 84%. Of the total 143% increase in sales, 142% is due to an increase in sales volume, and 1% was due to the dollar weakening against the Euro.

Bookings for the first six months this year were $127.9 million compared to $44.4 million for the same six months last year or an increase of 188%.

The pro forma earnings per share information included in this press release includes adjustments for: depreciation and amortization resulting from the valuation of amortizable tangible and intangible assets; interest on borrowings made by the Company; amortization of deferred finance costs incurred to issue the borrowings; removal of acquisition related transaction costs; removal of certain costs for which Allied Motion would be indemnified by the seller and stock compensation expense related to shares issued to certain executives of Allied Motion as a result of the acquisition. The pro forma adjustments do not reflect adjustments for anticipated operating efficiencies that the Company expects to achieve as a result of this acquisition.

The pro forma financial information included in this press release is for informational purposes only and does not purport to present what the Company’s results would actually have been had these transactions actually occurred on the dates presented or to project the combined company’s results of operations or financial position for any future period.

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s August 14, 2014 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the three months ended		For the six months ended
	June 30,		June 30,
HIGHLIGHTS OF OPERATING RESULTS	2014	2013	2014	2013
Revenues	$62,069	$25,352	$122,504	$50,495
Cost of goods sold	43,501	17,817	86,844	35,437
Gross margin	18,568	7,535	35,660	15,058
Selling expenses	2,232	1,214	4,342	2,507
General and administrative expenses	6,709	3,514	12,925	6,456
Engineering and development expenses	3,472	1,658	6,989	3,405
Amortization of intangible assets	670	85	1,348	169
Total Operating Expenses	13,083	6,471	25,604	12,537
Other expense (income)
Interest expense	1,649	8	3,287	17
Other expense (income), net	53	(132)	(299)	(96)
Income before income taxes	3,783	1,188	7,068	2,600
Provision for income taxes	(1,090)	(369)	(2,227)	(821)
Net income	$2,693	$819	$4,841	$1,779

PER SHARE AMOUNTS:
Diluted income per share	$0.29	$0.09	$0.53	$0.20
Diluted weighted average common shares	9,152	8,806	9,136	8,766

	June 30,	December 31,
CONDENSED BALANCE SHEETS	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$10,988	$10,171
Trade receivables, net	30,997	27,123
Inventories, net	25,473	24,430
Other current assets	3,265	5,563
Total Current Assets	70,723	67,287
Property, plant and equipment, net	37,558	40,111
Deferred income taxes	4,450	3,246
Intangible assets, net	33,856	35,222
Goodwill	20,543	20,233
Other long-term assets, net	4,271	4,878
Total Assets	$171,401	$170,977

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$12,043	$14,145
Accounts payable	16,590	15,478
Accrued Liabilities	13,326	12,627
Total Current Liabilities	41,959	42,250
Long-term debt	70,500	73,500
Deferred Income Taxes	1,475	2,327
Other long-term liabilities	4,693	4,897
Total Liabilities	118,627	122,974
Stockholders’ Equity	52,774	48,003
Total Liabilities and Stockholders’ Equity	$171,401	$170,977

	For the six months ended
	June 30,
CONDENSED STATEMENTS OF CASH FLOWS	2014	2013
Cash flows from operating activities:
Net income	$4,841	$1,779
Depreciation and amortization	3,481	830
Other	2,808	260
Changes in working capital	(4,772)	(128)
Net cash provided by operating activities	6,358	2,741

Cash flows from investing activities:
Proceeds from working capital adjustment and other
acquisition adjustments	1,399	-
Purchase of property and equipment	(1,571)	(1,170)
Net cash used in investing activities	(172)	(1,170)

Cash flows from financing activities:
Borrowings (repayments) on lines-of-credit, net	(2,591)	160
Principal payments of long-term debt	(2,500)	-
Dividends paid to stockholders	(499)	(422)
Stock transactions under employee benefit stock plans	304	414
Net cash (used in) provided by financing activities	(5,286)	152

Effect of foreign exchange rate changes on cash	(83)	(195)
Net decrease in cash and cash equivalents	817	1,528
Cash and cash equivalents at beginning of period	10,171	9,728
Cash and cash equivalents at end of period	$10,988	$11,256

CONTACT:
Allied Motion Technologies Inc.
Rob Maida, 1-716-242-8634
or
Sue Chiarmonte, 1-716-242-8634